Exhibit 23.1



Consent of Independent Registered Public Accountants

Board of Directors
Mid-Wisconsin Financial Services, Inc.
Medford, Wisconsin

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-37264) and Form S-3 (No. 333-138229) of Mid-Wisconsin Financial Services, Inc. of our report dated February 12, 2010, relating to the consolidated balance sheets of Mid-Wisconsin Financial Services, Inc. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2009, which appears in the December 31, 2009, Form 10-K of Mid-Wisconsin Financial Services, Inc.

WIPFLI LLP
Wipfli LLP


March 26, 2010
Green Bay, Wisconsin